Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ORANGE COUNTY BANCORP, INC.
(a Delaware corporation)

Orange County Bancorp, Inc., a Delaware corporation (the “Corporation”), does hereby certify:
First:        The name of the Corporation is Orange County Bancorp, Inc.
Second:     The Board of Directors of the Corporation, acting in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Section 1 of Article IV of the Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on January 17, 2007, as amended on June 4, 2013, August 24, 2016 and May 29, 2018, to read in its entirety as follows:
“Section 1.  Shares Authorized.  The total number of shares of capital stock which the Corporation shall have authority to issue is 30,000,000 shares, all of which shall be common stock, par value $0.25 per share.
At the Effective Time, each share of common stock issued as of immediately prior to the Effective Time shall be automatically subdivided and reclassified into two (2) validly issued, fully paid and non-assessable shares of common stock, without any further action by the Corporation or the holder thereof (the “Stock Split”). Each certificate that immediately prior to the Effective Time represented shares of common stock shall thereafter represent that number of shares of common stock into which the shares of common stock represented by such certificate shall have been subdivided and reclassified pursuant to the Stock Split.”
Third:    The foregoing amendment was duly adopted in accordance with the provisions of Sections 141(f) and 242 of the Delaware General Corporation Law.
Fourth:   This Certificate of Amendment shall become effective at 4:01 p.m. Eastern Time on January 10, 2025 (the “Effective Time”).
Fifth:       All other provisions of the Certificate of Incorporation of the Corporation shall remain in full force and effect.

In Witness Whereof, Orange County Bancorp, Inc. has caused this Certificate of Amendment to be signed by its Executive Vice President and Chief Financial Officer on this 8th day of January, 2025.

Orange County Bancorp, Inc.

/s/ Michael Lesler
By:	Michael Lesler
Executive Vice President and Chief Financial Officer

Attest:

By: /s/ Jennifer Staub_____________________
Jennifer Staub Corporate Secretary